Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
GeoEye, Inc.:
We consent to the use of our reports dated March 12, 2010, with respect to the consolidated balance sheets of GeoEye, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2009 and 2008, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
Our report dated March 12, 2010, on the effectiveness of internal control over financial reporting as of December 31, 2009, expresses our opinion that GeoEye, Inc. did not maintain effective internal control over financial reporting as of December 31, 2009 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states management’s failure to design and maintain controls over the accuracy and valuation of the provision for income taxes.
KPMG LLP
McLean, Virginia
December 15, 2010